Exhibit 15(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-230590 on Form S-8 and Registration Statement No. 333-242048 on Form F-3 of Mitsubishi UFJ Financial Group, Inc. of our reports dated February 24, 2023, relating to the financial statements of Morgan Stanley and subsidiaries (the “Firm”) and the effectiveness of the Firm’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Firm for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
New York, New York
July 24, 2023